     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 19, 1996
                                                       REGISTRATION NO. 33-59661
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------
                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                            ------------------------
                          CORAM HEALTHCARE CORPORATION
             (Exact name of Registrant as specified in its charter)

                      1125 SEVENTEENTH STREET, SUITE 1500
                             DENVER, COLORADO 80202
                                 (303) 292-4973
               (Address, including zip code, telephone number and
             area code of Registrant's principal executive offices)

         STATE OF DELAWARE                       33-0615337                             8082
  (State or other jurisdiction of             (I.R.S. Employer              (Primary Standard Industrial
   incorporation or organization)          Identification Number)           Classification Code Number)

                            ------------------------

                   DONALD J. AMARAL
               CHIEF EXECUTIVE OFFICER                                      Copies to:
             CORAM HEALTHCARE CORPORATION                             RICHARD A. FINK, ESQ.
         1125 SEVENTEENTH STREET, SUITE 1500                       JEREMY W. MAKARECHIAN, ESQ.
                DENVER, COLORADO 80202                           BROBECK, PHLEGER & HARRISON LLP
                    (303) 292-4973                             1125 SEVENTEENTH STREET, SUITE 2525
  (Name, address, including zip code, and telephone                   DENVER, COLORADO 80202
  number, including area code, of agent for service)

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: from time to time after the effective date of this Registration
Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered in connection with dividend or interest reinvestment plans, check the following box. /X/

                        CALCULATION OF REGISTRATION FEE

================================================================================================================
                                                                    PROPOSED        PROPOSED
                                                                    MAXIMUM         MAXIMUM        AMOUNT OF
                                                  AMOUNT TO BE      OFFERING       AGGREGATE      REGISTRATION
      TITLE OF SECURITIES TO BE REGISTERED         REGISTERED       PRICE(1)     OFFERING PRICE      FEE(2)
- ----------------------------------------------------------------------------------------------------------------
Common Stock....................................     748,547        $18.875       $14,128,824        $4,872
- ----------------------------------------------------------------------------------------------------------------
Common Stock Underlying Convertible PIK Note....   2,777,778(3)      $27.00       $75,000,006       $25,862
- ----------------------------------------------------------------------------------------------------------------
          TOTAL.................................    3,526,325          --         $89,128,830      $30,734(4)
================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(g).
(2) The registration fee was calculated based on a fee of 1/29 of 1% of the proposed maximum aggregate offering price.
(3) Pursuant to Rule 416, includes a presently indeterminate number of additional shares of Common Stock that may become issuable as a result of certain anti-dilution provisions contained in the TPN Warrants and Convertible PIK Note.
(4) $30,176 of this fee has been paid. The balance of $558, representing the fee with respect to the additional 62,500 shares of Common Stock registered hereby, is being paid herewith.
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

 ******************************************************************************
*  INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A       *
*  REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE *
*  SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR    *
*  MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT  *
*  BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR *
*  THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE    *
*  SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE  *
*  UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS   *
*  OF ANY SUCH STATE.                                                          *
 ******************************************************************************

                  SUBJECT TO COMPLETION, DATED APRIL 19, 1996
PROSPECTUS

                          CORAM HEALTHCARE CORPORATION
                            ------------------------
                        3,526,325 SHARES OF COMMON STOCK
                            ------------------------
     Coram Healthcare Corporation (together with its subsidiaries, the "Company") is hereby registering up to 2,777,778 shares of its common stock, $.001 par value per share (the "Common Stock"), as adjusted, to be issued upon conversion of the Company's $75 million 7% Convertible Subordinated Pay-in-Kind Note (the "Convertible PIK Note") issued pursuant to the purchase by the Company of substantially all the assets used in the alternative site infusion business (the "Caremark Business") of Caremark Inc., a California corporation ("Caremark"). See "Description of Securities." In addition, pursuant to this Prospectus, certain persons (collectively, the "Selling Stockholders") who hold 748,547 shares of Common Stock may resell or further distribute such securities on a deferred basis. The Common Stock owned by the Selling Stockholders is collectively referred to herein as the "Offered Securities." The Selling Stockholders acquired the Offered Securities (i) in connection with a Settlement Agreement and Mutual General Release (the "ContinueCare Settlement Agreement") dated as of April 28, 1995 by and among Curaflex Health Services, Inc., a wholly-owned subsidiary of the Company ("Curaflex"), certain individuals named therein and the Company to resolve certain disputes among the parties thereto and (ii) in connection with a Settlement Agreement and Release, as amended (the "TPN Settlement Agreement") by and among the Company and T(2) Medical, Inc., ("T(2)"), a wholly-owned subsidiary of the Company on the one hand, and certain former shareholders of TPN of Reno, Inc., TPN of Las Vegas, Inc. and Sierra Nevada Pharmaceutical Consultants, Inc. (collectively, the "Former TPN Shareholders"), on the other hand. The TPN Settlement Agreement provides for the issuance of Common Stock and immediately exercisable warrants for the purchase of Common Stock (the "TPN Warrants"). The Selling Stockholders may sell the Offered Securities from time to time in transactions on the New York Stock Exchange (the "NYSE"), in privately negotiated transactions, through the writing of options on the Common Stock, or by a combination of those methods, at fixed prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholders may effect those transactions by selling the Offered Securities to or through broker-dealers, who may receive compensation in the form of discounts or commissions from the Selling Stockholders or from the purchasers of the Offered Securities for whom the broker-dealers may act as agent or to whom they may sell as principal, or both. See "Selling Stockholders" and "Plan of Distribution."

     If all of the TPN Warrants are exercised at their current maximum exercise price, the Company will receive aggregate proceeds of approximately $1,200,781, after deducting estimated offering expenses payable by the Company. The Company will not receive any of the proceeds upon conversion of the convertible PIK Note or from the sale of the Offered Securities. See "Use of Proceeds" and "Plan of Distribution."

     The Company's Common Stock is presently traded on the NYSE under the symbol "CRH." On April 9, 1996 the closing bid price of the Common Stock was $5.375.
                            ------------------------

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.
                            ------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
       PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
        REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------

THE COMPANY HAS UNDERTAKEN TO KEEP A REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS CONSTITUTES A PART EFFECTIVE UNTIL THE EARLIER TO OCCUR OF SEPTEMBER 30, 1999 OR THE EARLIER DISPOSITION OF THE SECURITIES OFFERED HEREBY. AFTER SUCH PERIOD, IF THE COMPANY CHOOSES NOT TO MAINTAIN THE EFFECTIVENESS OF THE REGISTRATION STATEMENT OF WHICH THIS PROSPECTUS CONSTITUTES A PART, THE SECURITIES ISSUABLE UPON EXERCISE HEREOF AND OFFERED HEREBY MAY NOT BE SOLD, PLEDGED, TRANSFERRED OR ASSIGNED, EXCEPT IN A TRANSACTION WHICH IS EXEMPT UNDER THE PROVISIONS OF THE SECURITIES ACT OF 1933, AS AMENDED, OR PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT THEREUNDER.
                            ------------------------

     NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND ANY INFORMATION OR REPRESENTATION NOT CONTAINED OR INCORPORATED HEREIN MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, BY ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL FOR SUCH PERSON TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS AT ANY TIME NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

               THE DATE OF THIS PROSPECTUS IS             , 1996.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, Room 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Room 1500, Chicago, Illinois 60661-2511. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

     The Company has filed with the Commission a registration statement (herein, together with all amendments thereto, called the "Registration Statement") of which this Prospectus constitutes a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and in the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission, and reference is made to the Registration Statement and the exhibits thereto for further information regarding the Company and the securities offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission. The Registration Statement and the exhibits thereto may be inspected without charge and copies thereof may be obtained upon payment of the prescribed fees at the public reference facilities of the Commission at its principal office in Washington, D.C.

     The Company's Common Stock is listed on the NYSE. All reports, proxy statements and other information filed by the Company with the NYSE may be inspected at the offices of the NYSE at 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed with the Commission by the Company are incorporated by reference into this Registration Statement:

          1. Annual Report on Form 10-K for the fiscal year ended December 31, 1995.

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the Prospectus and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities hereby then remaining unsold, shall be deemed to be incorporated by reference to this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Copies of all documents which are incorporated herein by reference (excluding exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents) will be provided without charge by the Company to each person to whom this Prospectus is delivered, upon the written request of such person directed to Coram Healthcare Corporation,
Attention: Corporate Communications, 1125 Seventeenth Street, Suite 1500, Denver, Colorado 80202, telephone (303) 292-4973.

                                  THE COMPANY

     Coram Healthcare Corporation, a Delaware corporation ("Coram" or the "Company") is a leading provider of alternate site (outside the hospital) infusion therapy and related services in the United States. Infusion therapy involves the intravenous administration of anti-infective, biotherapy, chemotherapy, pain management, nutrition, and other therapies. Other services offered by the Company include the provision of lithotripsy and other non-intravenous products and services.

     The Company was formed on July 8, 1994 pursuant to a merger (the "Four-Way Merger") by and among T(2), Curaflex, Medisys, Inc. ("Medisys") and HealthInfusion, Inc., each of which was a publicly-held national or regional provider of home infusion therapy and related services. The Four-Way Merger enabled the Company to become a national provider of home infusion and other alternate site health care services. On September 12, 1994, the Company further broadened its geographic coverage by acquiring H.M.S.S., Inc., a leading regional provider of home infusion therapies based in Houston, Texas. Effective April 1, 1995, the Company acquired the Caremark Business, thereby becoming the largest provider of alternate site infusion therapy service in the United States based on breadth of service and total revenues (such acquisition, including certain financings related thereto, are collectively referred to herein as the "Caremark Transaction"). The Company has substantially completed a branch corporate office consolidation of its six predecessor companies.

     The Company's principal executive offices are located at 1125 Seventeenth Street, Suite 1500, Denver, Colorado 80202, and its telephone number is (303) 292-4973.

                                SUBSEQUENT EVENT

     On March 29, 1996, a shareholder derivative suit captioned Nirmala Shevde, on behalf of Coram Healthcare Corporation v. James Sweeney, et al., File No. 96-N-722, was filed in the United States District Court for the District of Colorado. The complaint sets forth substantially the same allegations as those made in the previously filed derivative lawsuit, which was filed in Delaware, and substantially similar relief is sought. See "Risk Factors -- Certain Litigation." The Company believes it has meritorious defenses in this action, but due to the uncertainties inherent in the early stages of litigation, the ultimate disposition cannot presently be determined. An unfavorable outcome could have a material adverse effect on the financial position, results of operations and liquidity of the Company.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus and the information incorporated herein by reference, prospective investors should carefully consider, among others, the following risk factors prior to investing. In addition, the information incorporated herein by reference contains forward-looking statements within the meaning of the Securities Act and the Exchange Act. The Company's actual results could differ materially from those projected in any forward-looking statements as a result of the factors described below and elsewhere in the information incorporated herein by reference.

RECENT OPERATING LOSSES; SUBSTANTIAL LEVERAGE; FUTURE OPERATING RESULTS
UNCERTAIN

     The Company recorded an operating loss of $283.9 million and a net loss of $334.1 million for the year ended December 31, 1995, and it has experienced consecutive quarterly losses in each quarter since the quarter ended March 31, 1995. The Company has only been operating as a combined entity since July 8, 1994, and has incurred cumulative net losses of approximately $456.3 million (including $407.8 million of special pre-tax charges) from such date through December 31, 1995. Numerous factors have affected the Company's performance and financial condition, including, among others, (i) the underperformance of the Caremark Business from what the Company expected at the time such business was acquired, combined with the substantial indebtedness that the Company incurred to acquire the Caremark Business, which the Company expected to service in substantial part through the operating income and cash flow of the Caremark Business; (ii) implementation of a policy of terminating physician arrangements and certain businesses which it inherited from its predecessors which were potentially in conflict with new federal and state law, resulting in the loss of a number of historic referral sources; (iii) pricing pressure in the Company's core infusion business as a result of a continuing shift in payor mix from traditional indemnity insurers to managed care and government payors and intense competition among infusion providers; (iv) a disruption in certain relationships as a result of the Company's headcount reductions and consolidation; and (v) increased competition from hospitals and physicians offering services similar to those offered by the Company. There can be no assurance that these factors will not continue to have an adverse effect on the Company's financial condition and results of operations in the future. In addition, there can be no assurance that the Company can increase revenues or become profitable or achieve positive cash flow from operations in future periods. The future operating results of the Company will depend on many factors, including stabilization of operating revenues and pricing pressures, the ability of the Company to implement its strategy, the level of competition in the home health care industry, the ability to integrate the Company's purchased businesses into its current organization, general economic conditions, the ability to attract and retain qualified personnel at competitive rates and government regulation and reimbursement policies.

     In addition, the Company incurred a significant amount of long-term debt in connection with the Caremark Transaction. As of December 31, 1995, the Company's consolidated long-term indebtedness was $506.4 million and its consolidated stockholders' equity was $18.0 million. The degree to which the Company is leveraged could impair the Company's ability to finance, through its own cash flow or from additional financing, its future operations or pursue its business strategy and make the Company more vulnerable to economic downturns, competitive and payor pricing pressures and adverse changes in government regulation.

     The Company is in the process of implementing a business plan focused on the basic factors that could lead to profitability: revenue generation, cost reduction, quality improvement, and cash collection. A central component of the Company's business strategy is to return management's attention to revenue generation. The Company intends to increase revenue in part by redirecting its marketing efforts towards improving its physician relationships. Other aspects of the Company's strategy include improving reimbursement through an emphasis on cash collections through the organization and the reassessment of systems support for reimbursement and cost reduction and cash collection.

     The Company has experienced and expects to continue to experience difficulties with its strategy of improving revenues, as a result of several factors. These factors include a negative perception of the Caremark Business among certain physicians as a result of Caremark's guilty plea to federal charges and concerns among payors and providers as to whether the Company could continue as a going concern. Implementation of the

Company's business strategy could also be affected by a number of factors beyond the Company's control, such as loss of personnel, the response of competitors and regulatory developments. Pronounced changes are expected to occur in the markets which the Company serves, which may require adjustments to the Company's plan. Execution of this plan has placed and will continue to place significant demands on the Company's financial and management resources and there can be no assurance that the Company will be successful in implementing its strategy, or in responding to ongoing changes in its markets which may require adjustments to its strategy. If the Company fails to implement its strategy, its business, results of operations and financial condition will be materially and adversely affected.

LIQUIDITY; NEED FOR ADDITIONAL FINANCING

     On October 13, 1995, the Company and its lenders under its Senior Credit Facility with Chemical Bank as Agent (the "Senior Credit Facility") and the holder of a $150 million subordinated bridge note (the "Bridge Note") agreed to a restructuring of the major terms of both agreements, which postponed the first principal payment due on the Senior Credit Facility from September 30, 1995 to March 31, 1996, redefined covenants to be consistent with the Company's new business strategy and provided a new $25 million credit line. The principal covenants relate to maintenance of minimum revenues, minimum cash receipts, maximum cash disbursements and minimum earnings before interest, taxes, depreciation and amortization. In addition, the covenants, among other things, restrict the ability of the Company and its subsidiaries to dispose of assets, incur debt, pay dividends, create liens, make capital expenditures and make certain investments or acquisitions and otherwise restrict corporate activities and require that any excess cash balances, as defined, be applied to prepayment of the debt. Proceeds from the sale of any of the Company's non-core business must be applied directly to reducing principal indebtedness under the Senior Credit Facility. The ability of the Company to comply with such provisions may be affected by events beyond its control. The breach of any of these covenants could result in a default under the terms of such indebtedness. If the Company were to default under any of its indebtedness agreements, the lenders to the Company could, at their option, declare all borrowings immediately due and payable if any default were not cured prior to any such action by the lenders. Moreover, there can be no assurance that the Company's cash flow from operations and current borrowings will be sufficient to meet its short or long-term needs, and additional sources of funds may be required in future periods. The new line expires and matures on December 31, 1996 and the entire Senior Credit Facility has a new maturity date of March 31, 1997. There can be no assurance that the Company's cash flow from operations will be sufficient to satisfy its obligations upon the maturity of the new line of credit, the Senior Credit Facility or the Bridge Note. In order to satisfy such obligations, the Company may engage in a public or private offering of securities or a sale or merger of the Company. Any such transaction could result in a substantial dilution in the ownership interest of the existing stockholders and may have an adverse impact on the market price of the Company's Common Stock. There can be no assurance that the Company will undertake such a transaction, the timing thereof or that the Company will be able to obtain any additional funds or complete such a transaction on terms acceptable to the Company, if at all.

DEPENDENCE ON KEY PERSONNEL; CHANGES IN MANAGEMENT

     The Company is substantially dependent upon the services of its executive officers, which include Donald J. Amaral, Chief Executive Officer and President, and Richard M. Smith, Chief Financial Officer, and the loss of services of either of these executives could have a material adverse affect on the Company. Effective October 16, 1995, Mr. Amaral was named President and Chief Executive Officer of the Company, succeeding James M. Sweeney, who remains the Company's Chairman. Mr. Smith was named Chief Financial Officer on August 30, 1995. The Company has experienced substantial turnover in its senior management group over the past twelve months and several of the Company's executive officers have been in their current positions for only a limited period of time. The Company's future growth and success depends, in large part, upon its ability to obtain, retain and expand its staff of professional personnel. There can be no assurance that the Company will be successful in its efforts to attract and retain such personnel.

CERTAIN LITIGATION

     The Company is a party to several lawsuits that could, if their outcomes were unfavorable, have a material adverse effect on the Company's financial position, results of operations and liquidity. These lawsuits include (i) 20 civil suits (which were consolidated into one suit) filed by individuals claiming to have purchased and sold Common Stock during a specified period in 1995, asserting claims under Section 10(b) and 20(a) of the Exchange Act and Rule 10b-5 of the Commission; (ii) a shareholders' derivative action asserting substantially similar factual allegations; (iii) a lawsuit filed by the Company against Caremark Inc. and Caremark International, Inc. (collectively "Caremark"), and a lawsuit and a cross-complaint filed by Caremark against the Company, relating to the acquisition of the Caremark Business; and (iv) actions by plaintiffs in the shareholder litigation which was initiated against T2 in 1992, related to the T2 Settlement Agreement. The Company believes it has meritorious defenses in these actions. Nevertheless, due to the uncertainties inherent in the early stages of litigation, the ultimate disposition of the litigation cannot be presently determined. In addition, even if the ultimate outcome of the claims pending against the Company and the Company's claims against Caremark are resolved in favor of the Company, such litigation could entail considerable cost and the diversion of efforts of management, either of which could have a material adverse effect upon the Company's results of operations.

DEPENDENCE ON RELATIONSHIPS WITH THIRD PARTIES

     The profitability of the Company's business depends in part on its ability to establish and maintain close working relationships with managed care organizations, private and governmental third-party payors, hospitals, physicians, physician groups, home health agencies, long-term care facilities and other institutional health providers and insurance companies and large self-insured employers. A central feature of the Company's business strategy is to improve its relationships with such third parties in general, and with physicians in particular. There can be no assurance that the Company will be successful in improving and maintaining such relationships or that the Company's existing relationships will be successfully maintained or that additional relationships will be successfully developed and maintained in existing or future markets. The loss of such existing relationships or the failure to continue to develop such relationships in the future could have a material adverse effect on the Company's business, results of operations, financial condition or liquidity.

GOVERNMENTAL REGULATION

     The Company is subject to extensive federal and state law regulating, among other things, the provision of pharmacy, home care nursing services, health planning, health and safety, environmental compliance and toxic waste disposal. The Company is also subject to fraud and abuse and self referral laws and "anti-kickback" statutes which affect the Company's business relationships with physicians and other health care providers and referral sources and its reimbursement from government payors. The Company may be required to obtain certification to participate in governmental payment programs, such as Medicare and Medicaid. Some states have established certificate of need programs regulating the establishment or expansion of health care facilities, including certain of the Company's facilities.

     Violations of the federal anti-kickback statute are punishable by criminal or civil penalties, including imprisonment, fines and exclusion of the provider from future participation in the Medicare and Medicaid programs. Civil suspension for anti-kickback violations can also be imposed through an administrative process, without the imposition of civil monetary penalties. The failure to obtain, renew or maintain any of the required regulatory approvals or licenses could adversely affect the Company's business and could prevent the location involved from offering products and services to patients. The Company's revenues and net earnings could be adversely affected as a result of any such change or sanctions. The Company believes it complies in all material respects with these and all other applicable laws and regulations. The health care services industry will continue to be subject to intense regulation at the federal and state levels, the scope and effect of which cannot be predicted. No assurance can be given that the activities of the Company will not be reviewed and challenged or that government sponsored health care reform, if enacted, will not have a material adverse effect on the Company.

     In September 1994, T(2) entered into a settlement agreement with the Office of the Inspector General (the "OIG") of the Department of Health and Human Services (the "T(2) OIG Settlement Agreement") settling charges brought on by an investigation by the OIG into certain operations of T(2). T(2), in expressly denying liability, agreed to a civil order which enjoins it from violating federal anti-kickback and false claims laws related to Medicare/Medicaid reimbursement. The T(2) OIG Settlement Agreement imposes certain restrictions upon the types of relationships that T(2) may have with referring physicians and imposes a five year reporting obligation upon T(2). The Company has implemented measures to ensure compliance with the T(2) OIG Settlement Agreement and has engaged Richard P. Kusserow, the former Inspector General of the U.S. Department of Health and Human Services, as a consultant to assist the Company in its continued development of its compliance program. The internal regulatory compliance review program is intended to deal with compliance issues under the T(2) OIG Settlement Agreement and with other legal, regulatory and ethical compliance issues. However, no assurance can be made that in the future the Company's business arrangements, past or present, will not be the subject of an investigation or prosecution by a federal or state governmental authority. Such investigation could result in any, or any combination, of the penalties discussed above depending upon the agency involved in such investigation and prosecution.

DEPENDENCE ON PAYORS AND REIMBURSEMENT RELATED RISKS

     The profitability of the Company depends in large part on reimbursement provided by third party payors. Since alternate site care is generally less costly to third party payors than hospital-based care, alternate site providers have historically benefitted from cost containment initiatives aimed at reducing the costs of hospitalization. However, competition for patients, efforts by traditional third party payors to contain or reduce health care costs and the increasing influence of managed care payors such as health maintenance organizations in recent years have resulted in reduced rates of reimbursement for services provided by alternate site providers such as the Company. Since 1993, the alternate site infusion industry, including the Company, experienced severe reductions in the pricing of its products and services as a result of these trends.

     Additionally, managed care payors and even traditional indemnity insurers increasingly are demanding fee structures and other arrangements providing for the assumption by health care providers of all or a portion of the financial risk of providing care (e.g., capitation). Capitation arrangements currently do not comprise a material component of the Company's revenues. While the Company believes that short-term pricing pressures are stabilizing and that the Company's business strategy to become the high quality, low cost provider of choice in the markets it serves is responsive to these trends, no assurance can be given that pricing pressures will not continue or that the Company's financial results will not be adversely affected by such trends. A rapid increase in the percentage of revenue derived from managed care payors without a corresponding decrease in the Company's operating costs could have an adverse impact on the Company's profit margins.

     In addition to infusion therapy and related services, the Company also provides lithotripsy services. Lithotripsy is a non-invasive technique that uses shock waves to disintegrate kidney stones. The Company's lithotripsy operations have historically contributed a substantial amount of operating income to the Company. The Company has recently experienced modest downward pricing pressures in its lithotripsy operations. These operations may continue to experience pricing pressures in the future. A material change in the operating performance of the lithotripsy business could have a material adverse effect on the consolidated operating results of the Company. In 1993, the Health Care Financing Administration ("HCFA") released a proposed rule reducing the rate at which ambulatory surgery centers and certain hospitals would be reimbursed for the technical component of a lithotripsy procedure. Although the HCFA has not taken any further action, the adoption of this proposed rule could have a material adverse effect on the Company's lithotripsy revenues.

CONCENTRATION OF LARGE PAYORS

     Managed care organizations have grown substantially in terms of the percentage of the population that is covered by such organizations and in terms of their control over an increasing portion of the health care economy. Managed care plans have continued to consolidate to enhance their ability to influence the delivery of health care services. The Company has a number of contractual arrangements with managed care organizations and other parties. None of these arrangements individually accounted for more than 5% of the Company's net revenues in the year ended December 31, 1995; however, ten managed care customers accounted for approximately 12% of the Company's infusion therapy revenue, and the loss of such customers could have a material adverse effect on the Company's financial position and results of operations.

INTENSELY COMPETITIVE INDUSTRY

     The alternate site health care market is highly competitive and is experiencing both horizontal and vertical consolidation. Some of the Company's current and potential competitors include (i) integrated providers of alternate site health care services; (ii) large, national hospital chains; (iii) local providers of multiple products and services for the alternate site health care market; and (iv) physicians, including physicians with whom the Company previously had business arrangements. The Company has experienced increased competition from hospitals and physicians who have sought to increase the scope of services through their offices, including services similar to those offered by the Company. Integrated alternate site health care companies and certain of the Company's other competitors have superior financial, marketing and managerial resources, size, purchasing power and numerous strategic relationships with providers, referral sources such as physicians and traditional indemnity and managed care payors. Moreover, there are relatively few barriers to entry in the local markets which the Company serves. Local or regional companies are currently competing in many of the home health care markets served by the Company and others may do so in the future. The Company expects its competitors to continue to improve their service offerings and price competitiveness. The Company also expects its competitors to develop new strategic relationships with providers, referral sources and payors, which could result in a rapid and dramatic increase in competition. New services introductions and enhancements and the development of strategic relationships by the Company's competitors could cause a significant decline in sales or loss of market acceptance of the Company's services or intense price competition, or make the Company's services noncompetitive. The Company expects to continue to encounter increased competition in the future that could limit its ability to maintain or increase its market share. Such increased competition could have a material adverse effect on the business, financial position and results of operations of the Company.

HEALTH CARE REFORM LEGISLATION

     In recent years, an increasing number of legislative initiatives have been introduced or proposed in Congress and in state legislatures that would effect major changes in the health care system, either nationally or at the state level. Among the proposals under consideration are various insurance market reforms, forms of price control, expanded fraud and abuse and anti-referral legislation and further reductions in Medicare and Medicaid reimbursement. The Company cannot predict whether any of the above proposals or any other proposals will be adopted, and if adopted, no assurance can be given that the implementation of such reforms will not have a material adverse effect on the business of the Company.

POTENTIAL PROFESSIONAL LIABILITY

     The services of the Company involve an inherent risk of professional liability and, with respect to such services, while the Company has not had any material claims for professional liability asserted against it, no assurance can be given that such claims will not be asserted in the future. While the Company maintains insurance consistent with industry practice, there can be no assurance that the amount of insurance currently maintained by it will satisfy all claims made against it or that the Company will be able to obtain insurance in the future at satisfactory rates or in adequate amounts. The Company cannot predict the effect that any such claims, regardless of their ultimate outcome, might have on its business or reputation or on its ability to attract and retain patients.

CHANGES IN TECHNOLOGY

     The alternate site infusion business of the Company is dependent on physicians continuing to prescribe the administration of drugs and nutrients through intravenous and other infusion methods. Intravenous administration is often the most appropriate method for treating critically ill patients and is often the only way to administer proteins and biotechnology drugs. Nonetheless, technological advances in drug delivery systems, the development of therapies that can be administered orally and the development of new medical treatments that cure certain complex diseases or reduce the need for infusion therapy could adversely impact the business of the Company.

                                USE OF PROCEEDS

     The proceeds to be received by the Company from the issuance of Common Stock upon exercise of all of the TPN Warrants will be an aggregate of approximately $1,200,781, after deducting estimated offering expenses of approximately $100,000. The amount of such proceeds will vary significantly depending on the number of TPN Warrants, if any, which are exercised. The net proceeds are expected to be used by the Company for general corporate purposes. The Company will not receive proceeds upon conversion of the Convertible PIK Note. The net proceeds from the sale of the Offered Securities will be received directly by each Selling Stockholder.

                        DETERMINATION OF OFFERING PRICE

     The exercise price of the TPN Warrants was established by negotiations between the Company and the Former TPN Shareholders, and the conversion price of the Convertible PIK Note was established by negotiations between the Company and Caremark. This Prospectus may be used from time to time by the Selling Stockholders who offer the Offered Securities registered hereby for sale, and the offering price of such Offered Securities will be determined by the Selling Stockholders and may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices.

                              SELLING STOCKHOLDERS

     The following tables set forth certain information with respect to the Common Stock beneficially owned by each Selling Stockholder as of April 18, 1996 and as adjusted to give effect to the sale of such securities. The securities offered in this Prospectus by the Selling Stockholders are the Offered Securities. The Offered Securities are being registered to permit public secondary trading of such securities, and the Selling Stockholders may offer such securities for resale from time to time. See "Plan of Distribution."

     Messrs. Lester and McCord and Ms. Evans acquired the Common Stock they are offering hereby in connection with the ContinueCare Settlement Agreement. Under the ContinueCare Settlement Agreement the Company and the other parties thereto resolved certain disputes as to their respective rights and obligations under
(i) the Agreement and Plan of Merger dated June 29, 1993 by and among Curaflex, Curaflex Acquisition, Inc. and ContinueCare Health Systems, Inc. and (ii) the respective Employment Agreements dated as of June 29, 1993 between the Selling Stockholders on the one hand, and Curaflex on the other.

     Bridget J. and William E. Kahl, as trustees for the William E. Kahl Family Trust, Craig S. Collins, Lisa K. and Alex E. Rassuchine, as trustees for the Alex E. Rassuchine Family Trust, Bradley Rassuchine, Carla M. and Raymond L. Swarts, M.D., Catherine M. and Steven W. Parker, M.D., and Merrilee B. and John
E. Dietrich, M.D. acquired the Common Stock they are offering hereby in connection with the TPN Settlement Agreement, dated December 27, 1995, which replaced a previous Settlement Agreement among the Company and the Former TPN Shareholders dated as of September 30, 1994. Under the TPN Settlement Agreement, the Company and the other parties thereto resolved certain disputes as to their respective rights and obligations under an Agreement and Plan of Merger dated January 29, 1992 by and among TPN of Reno, Inc., TPN of Las Vegas, Inc., Sierra Nevada Pharmaceutical Consultants, Inc., T and T's wholly-owned subsidiary, TPN, Inc. Settlement consideration under the TPN Settlement Agreement included cash, shares of Common Stock of the Company, as well as the TPN Warrants. Shares of Common Stock issued to the former TPN Shareholders and shares of Common Stock issuable upon exercise of the TPN Warrants are being registered pursuant to this Registration Statement. See "Description of Securities."

     None of such Selling Stockholders has had a material relationship with the Company within the past three years other than as a result of ownership of the securities of the Company. The Offered Securities may be offered from time to time by the Selling Stockholders named below or their nominees, and this Prospectus may be required to be delivered by persons who may be deemed to be underwriters in connection with the offer or sale of such securities. See "Plan of Distribution."

                                                  COMMON STOCK                          COMMON STOCK
                                                  BENEFICIALLY                          BENEFICIALLY
                                                 OWNED PRIOR TO                         OWNED AFTER
                                                 OFFERING(1)(2)          COMMON        OFFERING(1)(2)
             NAME OF SELLING                 ----------------------      STOCK       ------------------
               STOCKHOLDERS                   AMOUNT        PERCENT    OFFERED(3)    AMOUNT     PERCENT
- ------------------------------------------   ---------      -------    ----------    -------    -------
Michael K. Lester.........................     204,868        *            83,721    121,147      *
Terry P. McCord...........................     204,868        *            83,721    121,147      *
Jeri L. Evans.............................      47,089        *            18,605     28,484      *
William E. Kahl Family Trust..............     197,409(4)     *           197,209        200      *
  c/o Bridget J. and
  William E. Kahl, Trustees
Craig S. Collins..........................     227,209(5)     *           197,209     30,000      *
Alex E. Rassuchine Family Trust...........     122,120(6)     *           115,522      6,598      *
  c/o Lisa K. and Alex E.
  Rassuchine, Trustees
Bradley Rassuchine........................      45,241(7)     *            39,453      5,788      *
Carla M. and Raymond L. Swarts............       6,197(8)     *             4,842      1,355      *
Catherine M. and Steven W. Parker. .......       4,842(9)     *             4,842       ,000      *
Marilee B. and John E. Dietrich...........       4,823(10)    *             3,423      1,400      *
                                             ---------      -----         -------    -------    -----
All Selling Stockholders as a Group ......   1,064,666        *           748,547    315,519      *
                                             =========      =====         =======    =======    =====

- ---------------

 (1) Shares of Common Stock subject to options or warrants which are currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants but are not deemed to be outstanding for computing the percentage of any other person.

 (2) No percent of class is shown for holders of less than 1%. Percentage computations are based on 40,752,661 shares of Common Stock outstanding as March 31, 1996.

 (3) Assumes sale of all Common Stock offered hereby.

 (4) Includes 98,604 shares issuable upon exercise of TPN Warrants.

 (5) Includes 98,605 shares issuable upon exercise of TPN Warrants.

 (6) Includes 57,761 shares issuable upon exercise of TPN Warrants.

 (7) Includes 19,726 shares issuable upon exercise of TPN Warrants.

 (8) Includes 2,421 shares issuable upon exercise of TPN Warrants.

 (9) Includes 2,421 shares issuable upon exercise of TPN Warrants.

(10) Includes 1,712 shares issuable upon exercise of TPN Warrants.

                              PLAN OF DISTRIBUTION

THE COMPANY

     The Company is also registering 2,777,778 shares of Common Stock issuable upon conversion of the Convertible PIK Note at $27.00 per share, subject to adjustment. This Prospectus will be used in connection with the offer and sale of the Common Stock issuable upon conversion of the Convertible PIK Note. See "Description of Securities."

THE SELLING STOCKHOLDERS

     The Company has been advised by the Selling Stockholders that the Offered Securities may be sold from time to time in transactions on the NYSE in privately negotiated transactions, through the writing of options on the Common Stock, or by a combination of these methods, at fixed prices that may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Stockholders may effect these transactions by selling the Offered Securities to or through broker-dealers and/or purchasers of the Offered Securities for whom they may act as agent.

     Each Selling Stockholder has represented that it was acquiring the Offered Securities without any present intention of effecting a distribution of such securities except in the manner contemplated in the ContinueCare Settlement Agreement or the TPN Settlement Agreement and in compliance with applicable securities laws. In recognition of the fact that investors, even though having acquired the Offered Securities without a view to distribution, may wish to be legally permitted to sell such securities when they deem appropriate, the Company has filed with the Commission under the Securities Act, a Registration Statement of which this Prospectus forms a part, with respect to the resale of the Offered Securities from time to time as described herein and has agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep the Registration Statement effective until the earlier to occur of September 30, 1999 or the earlier disposition of the Offering Securities.

     The Selling Stockholders and broker-dealers who act in connection with the sale of the Offered Securities may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by such broker-dealers and profits on the resale of the Offered Securities as a principal may be deemed to be underwriting discounts and commissions under the Securities Act.

                           DESCRIPTION OF SECURITIES

GENERAL

     The authorized capital stock of the Company consists of an aggregate of 75,000,000 shares of Common Stock, par value $.001 per share, and 10,000,000 shares of Preferred Stock, par value $.001 per share ("the Preferred Stock"). As of March 31, 1996, 40,752,661 shares of Common Stock and no shares of Preferred Stock were outstanding.

COMMON STOCK

     All shares of Common Stock have equal voting rights and, when validly issued and outstanding, have one vote per share in all matters to be voted upon by shareholders. The shares of Common Stock have no preemptive, conversion or redemption rights and may only be issued as fully paid and nonassessable shares. Cumulative voting in the election of directors is not allowed. The holders of a majority of the issued and outstanding shares of Common Stock are able to elect all directors of the Company. Each holder of Common Stock, upon liquidation of the Company, is entitled to receive a pro rata share of the Company's assets available for distribution to common stockholders.

TPN WARRANTS

     The Company issued the TPN Warrants pursuant to that TPN Settlement Agreement and Release dated as of September 30, 1994, dated as of December 27, 1995, by and between the Company and T(2) on the one hand, and the Former TPN Shareholders on the other hand. Each TPN Warrant currently entitles the registered holder to purchase one share of Common Stock at an exercise price of $4 5/8 during the period commencing on the date of issuance and ending September 30, 1999. The exercise price of the TPN Warrants was determined by negotiation between the Company and the Former TPN Shareholders. The exercise price of the TPN Warrants and the number and kind of shares of Common Stock or other securities and property to be obtained upon exercise of the TPN Warrants are subject to adjustment in certain circumstances, including a stock split or upon the sale of all or substantially all of the assets of the Company, a merger or other unusual events so as to enable warrantholders to purchase the kind and number of shares or other securities or property receivable in such event by a holder of the kind and number of shares of Common Stock that might otherwise have been purchased upon exercise of such TPN Warrant. The TPN Warrants may be exercised upon surrender of the TPN Warrant certificate on or prior to the expiration date of such TPN Warrants at the principal offices of the Company, or at the offices of its stock transfer agent, accompanied by payment of the full exercise price (by certified check payable to the Company) for the number of TPN Warrants being exercised. Shares of Common Stock issuable upon exercise of the TPN Warrants upon payment in accordance with their terms will be fully paid and non-assessable. The TPN Warrants do not confer upon the TPN Warrantholders any voting or other rights of a stockholder of the Company.

CONVERTIBLE PIK NOTE

     The Company is registering up to 2,777,778 shares of Common Stock issuable upon conversion of the $75 million Convertible PIK Note. The Convertible PIK Note was issued effective as of April 1, 1995 pursuant to the terms of the Asset Sale and Note Purchase Agreement dated as of January 29, 1995, as amended as of April 1, 1995, between the Company and Caremark. The Convertible PIK Note is convertible at any time subsequent to April 1, 1996, in whole or in part, into shares of the Company's Common Stock determined by dividing the aggregate principal amount thereof by $27 per share, subject to adjustment for stock splits and subdivisions, reverse stock splits, certain other distributions to holders of its Common Stock, the issuance of options or rights not below market prices and lender or exchange offers. The conversion price of the Convertible PIK Note was determined by negotiations between the Company and Caremark and should not be construed to be predictive of, or to imply that, any price increases will occur in the Company's securities. The Company is required to maintain the effectiveness of such registration statement for a three-year period following the original effective date of the registration statement. The Convertible PIK Note matures upon the earlier of an event of default or October 1, 2005. Also, prior to April 1, 1997, interest on the Convertible PIK Note is payable in additional subordinated PIK notes, at the election of the Company. Thereafter, interest is payable in cash, subject to the satisfaction of certain lender tests.

                                 LEGAL MATTERS

     Certain legal matters have been passed upon for the Company by Brobeck, Phleger & Harrison LLP, Denver, Colorado.

                                    EXPERTS

     As set forth in their respective reports incorporated by reference herein, the consolidated financial statements of the Company at December 31, 1995 and 1994 and for the years then ended have been audited by Ernst & Young LLP, independent auditors. The consolidated financial statements of the Company for the year ended December 31, 1993 have been audited by Ernst & Young LLP, independent auditors, as to combination only. The financial statements of those entities underlying the combination were audited by Deloitte & Touche LLP, as it relates to T(2) for the year ended September 30, 1993 (whose report expresses an unqualified opinion and includes an explanatory paragraph relating to Material Uncertainties (as defined therein) concerning certain pending claims against T(2)), and by KPMG Peat Marwick LLP, as it relates to Curaflex, Arthur Andersen LLP, as it relates to HealthInfusion, and Coopers & Lybrand LLP, as it relates to Medisys, each for the year ended December 31, 1993. The financial statements referred to above are incorporated by reference in this Registration Statement in reliance upon such reports given upon the authority of such firms as experts in accounting and auditing.

- ------------------------------------------------------
- ------------------------------------------------------

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING BEING MADE HEREBY NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Available Information.................
                                          2
Incorporation of Certain Documents by
  Reference...........................
                                          2
The Company...........................
                                          3
Subsequent Event......................
                                          3
Risk Factors..........................
                                          4
Use of Proceeds.......................
                                          9
Determination of Offering Price.......
                                          9
Selling Stockholders..................
                                          9
Plan of Distribution..................
                                         11
Description of Securities.............
                                         11
Legal Matters.........................
                                         12
Experts...............................
                                         13

- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------
- ------------------------------------------------------

                                CORAM HEALTHCARE
                                  CORPORATION
                                3,526,325 SHARES
                                OF COMMON STOCK
                               -----------------
                                   PROSPECTUS
                               -----------------
                                           , 1996
- ------------------------------------------------------
- ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses payable by the Registrant in connection with the sale of the securities being registered hereby. All of the amounts shown are estimates, except for the SEC registration fee.

                                       ITEM                                  AMOUNT
        ------------------------------------------------------------------  --------
        SEC Registration Fee..............................................  $ 30,176
        Blue Sky fees and expenses........................................     5,000
        Printing and engraving expenses...................................     1,500
        Legal fees and expenses...........................................    50,000
        Accounting fees and expenses......................................    10,000
        Miscellaneous fees and expenses...................................     3,324
                                                                            --------
                  Total...................................................  $100,000
                                                                            ========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the State of Delaware contains provisions permitting corporations organized thereunder to indemnify directors, officers and other representatives from liabilities in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person was or is a director, officer, employee or agent of the corporation, against liabilities arising in any such action, suit or proceeding, expenses incurred in connection therewith, and against certain other liabilities. Article Eight of the Registrant's Certificate of Incorporation provides that the personal liability of the directors of the Registrant to the Registrant or its stockholders for monetary damages for a breach of fiduciary duty as a director is eliminated to the maximum extent permitted by Delaware law. Article Nine of the Registrant's By-laws provides for indemnification of the Registrant's directors and officers in a variety of circumstances, which may include liabilities under the Securities Act of 1933.

ITEM 16.  EXHIBITS

     (a) Exhibits:

         4.1         -- Form of Common Stock Certificate for the Registrant's common stock,
                        $.001 par value per share (Incorporated by reference to Exhibit 4.1 of the Registrant's Annual Report on Form 10-K for the year ended
                        December 31, 1994).
         5.1         -- Opinion of Brobeck, Phleger & Harrison LLP.*
        23.1         -- Consent of Ernst & Young LLP.*
        23.2         -- Reserved
        23.3         -- Consent of Deloitte & Touche LLP.*
        23.4         -- Consent of KPMG Peat Marwick LLP.*
        23.5         -- Consent of Arthur Andersen LLP.*
        23.6         -- Consent of Coopers & Lybrand LLP.*
        23.7         -- Reserved
        23.8         -- Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
                        5.1).*
        24.1         -- Power of Attorney (reference is made to page II-4 of this
                        Registration Statement).

- ---------------

* Filed herewith.

ITEM 17.  UNDERTAKINGS

     The Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and where applicable such filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall not be deemed to be the initial bona fide offering thereof.

     The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the Prospectus, to each person to whom the Prospectus is sent or given, the latest annual report, to security holders that is incorporated by reference in the Prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be provided by
Article 3 of Regulation S-X is not set forth in the Prospectus, to deliver, or cause to be delivered to each person to whom the Prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the Prospectus to provide such interim financial information.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to provisions described in this Registration Statement or otherwise, the Registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of their respective counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on this 18th day of April, 1996.

                                          CORAM HEALTHCARE CORPORATION

                                          By: /s/      DONALD J. AMARAL
                                             -----------------------------------
                                                      Donald J. Amaral
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated, each of whom also constitutes and appoints Donald J. Amaral, Richard M. Smith and Paul J. Quiner, acting singly or together, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him in any and all capacities, to sign any and all amendments and post-effective amendments to this Registration Statement, and to file the same, with the exhibits thereto and any other documents in connection therewith with the Securities and Exchange Commission, granting unto each attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters, and hereby ratifying and confirming all that each attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

             SIGNATURE                               TITLE                            DATE
- -----------------------------------    ----------------------------------        ---------------
     /s/ DONALD J. AMARAL              President and Chief Executive              April 18, 1996
- -----------------------------------    Officer
         Donald J. Amaral              (Principal Executive Officer)
                                       and Director

     /s/ JAMES M. SWEENEY              Chairman                                   April 18, 1996
- -----------------------------------
         James M. Sweeney

     /s/ RICHARD M. SMITH              Secretary and Chief Financial              April 18, 1996
- -----------------------------------    Officer
         Richard M. Smith              (Principal Financial Officer and
                                       Principal Accounting Officer)

                                       Vice Chairman of the Board
- -----------------------------------    of Directors
          Tommy H. Carter

      /s/ RICHARD A. FINK              Director                                   April 18, 1996
- -----------------------------------
          Richard A. Fink

     /s/ ANDREW J. NATHANSON           Director                                   April 18, 1996
- -----------------------------------
         Andrew J. Nathanson

                                       Director
- -----------------------------------
        Stephen G. Pagliuca

        /s/ L. PETER SMITH             Director                                   April 18, 1996
- -----------------------------------
            L. Peter Smith

    /s/ DR. GAIL R. WILENSKY           Director                                   April 18, 1996
- -----------------------------------
        Dr. Gail R. Wilensky

                                 EXHIBIT INDEX

                                                                                   SEQUENTIALLY
 EXHIBIT                                                                            NUMBERED
   NO.                                   DESCRIPTION                                  PAGES
- ---------- -----------------------------------------------------------------------------------
    4.1    -- Form of Common Stock Certificate for the Registrant's common stock,
              $.001 par value per share (Incorporated by reference to Exhibit 4.1 of the Registrant's Annual Report on Form 10-K for the year ended
              December 31, 1994).
    5.1    -- Opinion of Brobeck, Phleger & Harrison LLP.*
   23.1    -- Consent of Ernst & Young LLP.*
   23.2    -- Reserved
   23.3    -- Consent of Deloitte & Touche LLP.*
   23.4    -- Consent of KPMG Peat Marwick LLP.*
   23.5    -- Consent of Arthur Andersen LLP.*
   23.6    -- Consent of Coopers & Lybrand LLP.*
   23.7    -- Reserved
   23.8    -- Consent of Brobeck, Phleger & Harrison LLP (included in Exhibit
              5.1).*
   24.1    -- Power of Attorney (reference is made to page II-4 of this
              Registration Statement).

- ---------------

* Filed herewith.